                           SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the Appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          NAPRO BIOTHERAPEUTICS, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement. if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                          NAPRO BIOTHERAPEUTICS, INC.
                            6304 Spine Road, Unit A
                            Boulder, Colorado 80301
                      ___________________________________

                    Notice of Annual Meeting of Stockholders
                          to be held on June 10, 1997
                      ___________________________________

TO THE STOCKHOLDERS OF NAPRO BIOTHERAPEUTICS, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NaPro BioTherapeutics, Inc. (the "Company"), a Delaware corporation, will be held on June 10, 1997, at 9:00 A.M. at the conference center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont, Colorado, for the following purposes:

     1. To elect two Class I directors to serve until the 2000 annual meeting of stockholders;

     2. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1996; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     The Board of Directors has fixed the close of business on April 18, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE ENCOURAGED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE.

     ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.


                              By Order of the Board of Directors




                              Patricia A. Pilia, Ph.D.
                              Secretary

Boulder, Colorado
May 21, 1997

                          NAPRO BIOTHERAPEUTICS, INC.
                            6304 Spine Road, Unit A
                            Boulder, Colorado 80301
                                PROXY STATEMENT

GENERAL

     The enclosed proxy is solicited by the Board of Directors of NaPro BioTherapeutics, Inc. (the "Company" or "NaPro") for use at the Annual Meeting of Stockholders to be held on June 10, 1997, at 9:00 A.M. at the conference center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont, Colorado, or at any adjournment or postponement of that meeting, for the purposes set forth in the foregoing Notice of Annual Meeting. This Proxy Statement is being furnished to holders of the Company's voting common stock, $0.0075 par value per share ("Common Stock") and Series A Convertible Preferred Stock, $.001 par value per share ("Preferred Stock"). The cost of solicitation of proxies will be paid by the Company. Copies of solicitation material will be furnished to brokers, fiduciaries, and custodians to forward to beneficial owners of Common Stock held in their names. The Company will reimburse brokers and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. This Proxy Statement and accompanying proxy will be mailed on or about May 21, 1997 to all stockholders entitled to vote at the meeting. Unless the context otherwise requires, the terms, "Company" and "NaPro" include the Company and each of its subsidiaries.


ANNUAL REPORT

     The Annual Report to Stockholders covering the year ended December 31, 1996 including audited financial statements is enclosed. This Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.


STOCKHOLDER PROPOSALS

     Proposals by stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company not later than December 31, 1997, in order to be included in the proxy statement and proxy relating to the 1998 Annual Meeting.

VOTING SECURITIES, REVOCABILITY OF PROXY

     Only stockholders of record at the close of business on April 18, 1997 are entitled to notice of and to vote at the meeting. As of April 18, 1997, there were 11,767,251 shares of Common Stock and 125,000 shares of Preferred Stock outstanding. Each such share is entitled to one vote. There are no other classes of voting securities outstanding. Abstentions and broker votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. For proposal 1, directors are elected by a plurality of the votes cast at the annual meeting. Approval of Proposal 2 to ratify the selection of Ernst & Young LLP as the Company's independent auditors requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock voting as a single class represented in person or by proxy at the annual meeting and entitled to vote. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, and broker non-votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     Any stockholder giving a proxy has the power to revoke it any time before it is exercised. Proxies may be revoked by filing with the Secretary of the Company at the principal executive office of the Company, 6304 Spine Road, Unit A, Boulder, Colorado, 80301, a written notice of revocation, or a duly executed proxy bearing a later date. Proxies may also be revoked by attendance at the Annual Meeting and an election to vote in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 18, 1997, regarding ownership of the Common Stock and the Preferred Stock by (1) persons believed by the Company to be the beneficial owners of more than five percent of its outstanding Common Stock and Preferred Stock; (2) by each Director and nominee for director and by the officers of the Company named in the Summary Compensation Table; and (3) by all current executive officers and directors of the Company as a group. Unless otherwise noted, all addresses are care of:
NaPro BioTherapeutics, Inc., 6304 Spine Road, Unit A, Boulder, CO 80301.


                                                 Number of                                    Number of
Name of Director, Officer or                     Shares of             Percent of             Shares of            Percent of
Beneficial Owner(1)                            Common Stock              Class              Preferred Stock          Class
----------------------------------------     ----------------          -----------          ---------------        -----------

Leonard P. Shaykin                               908,809(2)(3)            7.7%                      0                    0%

Sterling K. Ainsworth                          1,119,046(3)(4)            9.4%                      0                    0%

Patricia A. Pilia                                295,879(3)(5)            2.5%                      0                    0%

Gordon H. Link, Jr.                               33,034(6)                *                        0                    0%

David L. Denny                                     6,300(7)                *                        0                    0%

James D. McChesney                                 6,250(8)                *                        0                    0%

Arthur H. Hayes, Jr.                              15,000(9)                *                        0                    0%

E. Garrett Bewkes, Jr.                           100,167(10)               *                        0                    0%

Vaughn D. Bryson                                  25,000(11)               *                        0                    0%

Mark B. Hacken                                    25,000(12)               *                        0                    0%

Richard C. Pfenniger, Jr.                         21,000(13)               *                        0                    0%

All Directors and Executive                    2,555,485(14)              21%                       0                    0%
Officers as a Group (12 persons)

D&N Holding Company                            1,126,398(3)(15)          13.2%                      0                    0%
c/o IVAX Corporation
8800 Northwest 36th Street
Miami, Florida 33178

Mervyn Adelson Trust                             275,000(16)              2.3%                   125,000               100%
c/o Nigro, Karlin & Segal
10100 Santa Monica Boulevard
Suite 1300
Los Angeles, CA  90067

T. Rowe Price Associates, Inc                    971,000(17)             8.25%                      0                    0
100 East Pratt Street
Baltimore, MD 21202

-------------
* Less than 1%.

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock or Preferred Stock beneficially owned by them.

 (2) Includes 25,000 shares of Common Stock issuable upon exercise of options granted under the 1994 Plan.

 (3) IVAX (through D&N), Mr. Shaykin, Dr. Ainsworth, Dr. Pilia and the Company are parties to an amended Stockholders Agreement dated as of June 7, 1993 (the "Stockholders Agreement"), pursuant to which, among other things, each of such directors and IVAX were obligated to vote for the election of Dr. Ainsworth and two individuals designated by IVAX to the Company's Board of Directors. IVAX's designees were Dr. Phillip Frost and Mr. Richard Pfenniger. Mr. Pfenniger was elected as a Class III director and his term as a director will expire in 1999. Dr. Frost was elected to serve as a Class I director, and his term will expire as of the current meeting of shareholders. Dr. Frost is not nominated for an additional term. The Agreement provided that the voting requirements would terminate upon the completion of a Public Offering (as defined in the Agreement). The Company's public offering consummated in August 1996 constituted a Public Offering as defined in the Agreement and terminated the voting obligations of the Agreement.

 (4) Includes 122,667 shares of Common Stock issuable upon exercise of non-plan options granted to Dr. Ainsworth in connection with the formation of the Company in 1991; 10,000 shares of Common Stock issuable upon exercise of options granted under the 1994 Plan; and 42,550 shares of Common Stock gifted by Dr. Ainsworth to relatives and certain other persons, which Dr. Ainsworth may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Dr. Ainsworth, who is engaged to be married to Dr. Pilia, disclaims beneficial ownership of the shares of Common Stock beneficially owned by Dr. Pilia and the gifted shares over which Dr. Ainsworth holds powers of attorney.

 (5) Includes 36,800 shares of Common Stock issuable upon exercise of non-plan options granted to Dr. Pilia in connection with formation of the Company in 1991; 5,000 shares of Common Stock issuable upon exercise of options granted under the 1994 Plan; and 10,800 shares of Common Stock gifted by Dr. Pilia to relatives and certain other persons which Dr. Pilia may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Dr. Pilia disclaims beneficial ownership of shares of Common Stock beneficially owned by Dr. Ainsworth and the gifted shares over which Dr. Pilia holds powers of attorney. See note (4) above.

 (6) Includes 20,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Link under the Company's 1993 Stock Option Plan; 12,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Link under the 1994 Plan; and 534 shares of restricted Common Stock granted under the 1994 Plan.

 (7) Includes 6,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Denny under the Company's 1994 Stock Option Plan.

 (8) Includes 6,250 shares of Common Stock issuable upon the exercise of options granted to Mr. McChesney under the Company's 1994 Stock Option Plan.

 (9) Includes 15,000 shares of Common Stock issuable upon exercise of options granted to Dr. Hayes under the 1994 Plan.

 (10) Includes 33,500 shares of Common Stock issuable upon exercise of options granted to Mr. Bewkes under the 1994 Plan.

 (11) Includes 25,000 shares of Common Stock issuable upon exercise of options granted to Mr. Bryson under the 1994 Plan.

 (12) Includes 25,000 shares of Common Stock issuable upon exercise of options granted to Mr. Hacken under the 1994 Plan.

 (13) Includes 21,000 shares of Common Stock issuable upon exercise of options granted to Mr. Pfenniger under the 1994 Plan.

 (14) Includes an aggregate of 351,217 shares of Common Stock issuable upon exercise of warrants, non-plan options, and options granted under the 1993 Stock Option Plan and the 1994 Plan.

 (15) Information in the table as to beneficial ownership of Common Stock by IVAX and D&N is based upon filings with the Company made on Schedule 13G by IVAX. Such shares are held directly by D&N.

 (16) Includes 150,000 shares of Common Stock and 125,000 shares of Convertible Preferred Stock, Series A which is convertible into Common Stock. Mervyn Adelson, as trustee of the Mervyn Adelson Trust, is deemed to beneficially own the Preferred Stock.

 (17) Information in the table as to beneficial ownership of Common Stock by T. Rowe Price Associates, Inc. is based upon filings with the Company made on
      Schedule 13G. These securities are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc., which owns 700,000 shares, representing 5.9% of the shares outstanding, which T. Rowe Price Associates Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

          The Company's Board of Directors currently consists of nine members, namely: Leonard P. Shaykin (Chairman); Sterling K. Ainsworth, Ph.D.; Patricia
A. Pilia, Ph.D.; E. Garrett Bewkes, Jr.; Richard C. Pfenniger, Jr.; Phillip Frost, M.D.; Arthur H. Hayes, Jr., M.D.; Mark B. Hacken; and Vaughn D. Bryson. These directors are divided into three classes. Mr. Shaykin and Drs. Frost and Hayes are Class I directors, with terms of office expiring at the Annual Meeting. (Dr. Frost is not standing for re-election.) Dr. Pilia and Messrs. Bewkes and Bryson are Class II directors, with terms of office expiring at the 1998 annual meeting. Dr. Ainsworth and Messrs. Pfenniger, and Hacken are Class III directors, with terms of office expiring at the 1999 annual meeting.

          Two Class I directors will be elected at the Annual Meeting for a term expiring at the 2000 annual meeting of stockholders. Mr. Shaykin and Dr. Hayes are nominated for these board seats. Unless otherwise indicated on any proxy, shares represented by proxies will be voted for all of the nominees as follows:
Mr. Shaykin and Dr. Hayes for a term expiring at the 2000 annual meeting of shareholders.

          Each person nominated has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable for service. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the re-election of such nominees. If any nominee should become unavailable for election due to an unexpected occurrence, such shares will be voted for the election of a substitute nominee as the current Board of Directors may propose.


INFORMATION CONCERNING THE NOMINEES

          LEONARD P. SHAYKIN, 53, has served as Chairman of the Board since June 1993. Pursuant to his Executive Agreement, Mr. Shaykin is not required to devote more than 20 hours in any week nor more than 80 hours in any month to the Company's affairs. In 1995, Mr. Shaykin founded Shaykin & Company, a private investment holding firm. Prior to founding Shaykin & Company, Mr. Shaykin served as founding and managing partner in Adler & Shaykin, an equity investment partnership organized to sponsor leveraged buyouts. Prior thereto, Mr. Shaykin was Vice President, director and a member of the Investment Committee of Citicorp Venture Capital, Ltd. and Citicorp Capital Investors, Inc., the venture capital and equity investment subsidiaries of Citicorp and Citibank. Mr. Shaykin is Chairman of the Board of Directors of Kimeragen, Inc., a privately held gene repair company; a director of Avigen, a public gene therapy company; Chairman of the Neuroblastoma Foundation; a director of the Jerusalem Post, an English-language offshore newspaper; and Vice President and Vice Chairman of the Board of Directors of To Life!, L.L.C., a privately held neutraceutical company. Mr. Shaykin is also a governing trustee of The Jackson Laboratories, a privately held genetic research institute, and a trustee of the University of Chicago Graduate School of Business. Mr. Shaykin is a graduate of the University of Chicago (B.A., M.A., M.B.A.).


          ARTHUR H. HAYES, JR., M.D., 63, was appointed a director of the Company in March 1996. He is currently President and Chief Operating Officer of MediScience Associates, Inc., a pharmaceutical consulting company and is a Professor of Medicine at New York Medical College and Pennsylvania State University College of Medicine. From 1981 to 1983, Dr. Hayes served as the Commissioner of the FDA. From 1986 to 1991, he was President and Chief Executive Officer of EM Pharmaceuticals, as well as a member of the board of directors. Dr. Hayes served as Provost & Dean at New York Medical College from 1983 to 1986, and served as the Director of the Institute of Human Values in Medical Ethics, International Health and Biomedical Sciences, the latter of which he also served as Chairman. Dr. Hayes has held several posts with Pennsylvania State University which included Professor of Medicine and Pharmacology from 1977 to 1981, Dean of Admissions from 1976 to 1979 and Associate Professor of Medicine and Pharmacology and Director of the Division of Clinical Pharmacology from 1972 to 1977. Dr. Hayes currently serves on the board of directors of Myriad Genetics, Inc. (a genomic research and pharmaceutical company), Celgene Corporation (a pharmaceutical company), and Premier Research Worldwide. Dr. Hayes' received his M.D. from

Cornell University Medical College, and also attended Cornell's Graduate School of Medical Sciences, Department of Pharmacology. He undertook premedical studies, and attended medical school at Georgetown University. Dr. Hayes received his M.S. (Philosophy, Politics and Economics) from Oxford University, where he was a Rhodes Scholar, and his A.B. (Philosophy) from Santa Clara University in 1955.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR EACH NOMINEE FOR
===========================================================================
RE-ELECTION TO THE BOARD.
=========================


DIRECTORS WHOSE TERMS EXPIRE IN 1998

          E. GARRETT BEWKES, JR., 70, has served as a director of the Company since September 1993. Since April 1987, Mr. Bewkes has been a director of PaineWebber Group, Inc. and a consultant and Chairman of a number of PaineWebber mutual funds. From 1982 until 1987 he was Chairman of American Bakeries Corp and currently serves as a director of Interstate Bakeries Corp.

          VAUGHN D. BRYSON, 58 was appointed a director of the Company in March 1996. He has been the President of Life Science Advisors from May 1995 to the present. Vaughn Bryson was Vice Chairman of Vector Securities International, Inc. ("Vector"), a specialty health care investment banking firm, from April 1994 to December 1996. Prior to joining Vector, Mr. Bryson worked in various positions for Eli Lilly and Company for 32 years. Mr. Bryson served as Eli Lilly's President and Chief Executive Officer from 1991 until June 1993. Mr. Bryson was a director of Eli Lilly from 1984 until his retirement in 1993. Mr. Bryson is a Director of five public companies, ARIAD Pharmaceuticals, Inc., Endo Vascular Technologies, Inc. Perclose, Inc., Fusion Medical Technologies, Inc., and Quintiles Transnational Corp. Mr. Bryson earned a B.S. in Pharmacy from the University of North Carolina and completed the Stanford Sloan Program at Stanford University Graduate School of Business.

          PATRICIA A. PILIA, Ph.D., 49, a co-founder of the Company, has served as a director of the Company since its inception. She was appointed Secretary of the Company in November 1991, Treasurer of the Company in October 1992 and Vice President of BioResearch and Toxicology in March 1993. In 1990, she co-founded, with Dr. Ainsworth, Pacific Biotechnology, Inc. (a predecessor of the Company) and served as its Vice President and Director of Biotechnology. From 1983 to 1991, Dr. Pilia was an Assistant Professor of Pathology in the College of Medicine and Dental Medicine and the College of Graduate Studies at the Medical University of South Carolina ("MUSC"). Dr. Pilia served as the Assistant Director of the MUSC Immunopathology Diagnostic and Research Laboratories from 1985 to 1991. Since 1984 she has been a consultant to industry on the design and development of biomedical devices and treatment modalities and the design and performance of clinical trials. Dr. Pilia received a Bachelor's degree in 1970 from Boston University, a Master's degree in Immunology/Microbiology in 1978 and a Doctoral degree in Pathology in 1980 from MUSC. Dr. Pilia is engaged to marry Dr. Ainsworth, a director and chief executive officer of the Company.


DIRECTORS WHOSE TERMS EXPIRE IN 1999

          STERLING K. AINSWORTH, Ph.D., 56, a co-founder of the Company, has served as an executive officer and director of the Company since its inception, as Chief Executive Officer since November 1991 and as President since October 1992. In 1990, he co-founded, with Dr. Pilia, Pacific Biotechnology, Inc. and served as Chairman and President of such company until the Company's inception. From 1972 until 1990, Dr. Ainsworth held various levels of professorships of Pathology with tenure in the College of Medicine and Dental Medicine and Graduate Studies at MUSC, where he established, developed and directed MUSC's Immunopathology Diagnostic Laboratory. Dr. Ainsworth received a Bachelor's degree from the University of Mississippi in 1963. He received a Master's degree in Medical Microbiology in 1965 and a Doctoral degree in Medical Science in 1969 from the University of Mississippi Medical School. He completed his post-doctoral fellowship in the Department of Pathology at Harvard Medical School from 1970 to 1972. Dr. Ainsworth is engaged to marry Dr. Pilia, a director and officer of the Company.

          MARK B. HACKEN, 62, was appointed a director of the Company in March 1996. Mr. Hacken has been President and Chief Executive Officer of To Life!, L.L.C. (a privately held neutraceutical company) since August 1996, and is a director of G.G.G. Inc. He was President of MBH International, a retail and health care consulting company from March 1995 to August 1996. He is the former Chief Executive Officer of FHP International Corporation ("FHP International"), a $4 billion HMO with members in 11 states, and its operating subsidiary, FHP Incorporated ("FHP Incorporated"), a diversified health care services company. Prior to his appointment to the Office of the Chief Executive in October 1993, he served on the board of directors of FHP International and of FHP Incorporated for two years and seven years, respectively. He was co-founder and President of Elliott Drugs, and President of Drug King after the firm was acquired from DART Industries. After Drug King was sold to Thrifty Corporation, he was instrumental in converting them to the Thrifty Jr. drug store concept and he was President of that division. Mr. Hacken received a B.S. in Pharmacy from the University of Florida.

          RICHARD C. PFENNIGER, JR., 41, has served as a director of the Company since June 1993. Mr. Pfenniger is the Chief Executive Officer and Vice Chairman of the board of directors of Whitman Education Group, Inc. Mr. Pfenniger served as Chief Operating Officer of IVAX from April 1994 to March 1997. He served as Senior Vice President-Legal Affairs, Secretary and General Counsel of IVAX from 1989 until April 1994, and as Secretary of IVAX from 1990 until April 1994. For the period prior to joining IVAX, Mr. Pfenniger was engaged in private law practice. Mr. Pfenniger is a director of North American Vaccine, Inc. and Pan Am Corp.



OTHER EXECUTIVE OFFICERS
The Company has the following executive officers in addition to those who serve as directors:

          GORDON H. LINK, JR., 42, a certified public accountant and a certified management accountant, joined the Company as Vice President, Finance and Chief Financial Officer in September 1993. Prior thereto, Mr. Link served concurrently as Corporate Controller of Synergen, Inc. and of the Syntex-Synergen Neuroscience Joint Venture. From February 1991 until April 1993, Mr. Link was Treasurer of Synergen Development Corporation. From October 1983 through May 1990, Mr. Link practiced as a certified public accountant, most recently in the position of Audit Manager with Deloitte & Touche. He received undergraduate degrees in chemistry from Rensselaer Polytechnic Institute in 1976 and in accounting from Metropolitan State College in 1983.

          DAVID L. DENNY, 44, has served as Vice President, Operations of the Company since September 1995. From 1991 to 1993, Mr. Denny served as Vice-President of Operations for Somatogen, Inc. Prior thereto, Mr. Denny served in manufacturing and quality assurance capacities with Miles Pharmaceutical, Abbott Laboratories and Kabi-Pharmacia. He received a B.S. in Biological Sciences from Tennessee Technological University in 1972 and attended graduate school at the same institution from 1972 to 1974.

          JAMES D. MCCHESNEY, Ph.D., 56, joined the Company as Vice-President of Natural Products Chemistry in January 1996. From 1987 until June 1995, he served as Director of the Research Institute of Pharmaceutical Sciences at the University of Mississippi, specializing in natural product pharmaceutical research and development. In July 1993, Dr. McChesney was named Frederick A.P. Barnard Distinguished Professor of Pharmacognosy at the University of Mississippi. Dr. McChesney joined the School of Pharmacy at the University of Mississippi in 1978 as Professor and Chair of the Department of Pharmacognosy. After graduating with honors from Iowa State University in 1961 with a B.S. in Chemical Technology, he earned degrees in Botany (M.A. 1964) and Natural Products Chemistry (Ph.D. 1965) at Indiana University. He has been a Fulbright Lecturer in Brazil and a Visiting Professor at several South American universities.

          WILLIAM D. FAIRBAIRN, R.A.C, 58, was appointed Vice President, Regulatory Affairs in 1996. Prior thereto, he was a consultant to NaPro and the pharmaceutical industry. From 1988 to 1994 Mr. Fairbairn was Vice-President of

Regulatory Affairs and Compliance at Synergen, Inc. He was Director of Regulatory Affairs at Allergan Pharmaceuticals where he also held other positions from 1963 to 1988. He has worked more 30 years in the pharmaceutical business with 20 years in regulatory affairs and the remainder in clinical and preclinical research. Mr. Fairbairn received a B.S. from California State Polytechnic University, an M.A. from the University of California at Los Angeles, and an M.B.A. from Pepperdine University. From 1987 to 1993, he served on the Board of Directors of the Regulatory Affairs Professionals Society. In 1991 Mr. Fairbairn received his Certification as a Regulatory Affairs Professional, and he currently serves on the Regulatory Affairs Certification Board.


BOARD MEETINGS AND COMMITTEES

          The Board of Directors held six meetings during 1996, including both regularly scheduled and special meetings.

          The Board of Directors has established an Audit Committee, a Compensation Committee and a Strategic Planning Committee. The Audit Committee, which currently consists of Mr. Hacken, Chairman, and Mr. Bewkes, meets periodically with representatives of the Company's independent auditors and the Company's management to obtain an assessment of the Company's financial condition and results of operations, the results and scope of the annual audit and other services provided by the Company's independent auditors, and reports to the full Board of Directors with respect thereto. The Audit Committee met two times during 1996. The Compensation Committee, which currently consists of Mr. Bewkes, Chairman, and Mr. Pfenniger, meets periodically to review and to recommend to the full Board of Directors compensation arrangements for senior management and directors. In addition, the Compensation Committee is responsible for administering the Company's existing stock option plans. The Compensation Committee met twice during 1996. The Strategic Planning Committee, which currently consists of Mr. Bryson, Chairman, Mr. Shaykin, Dr. Ainsworth, and Dr. Hayes, meets periodically to review the Company's strategic plans in connection with product development and marketing, regulatory approvals, clinical testing and other matters. The Strategic Planning Committee met once during 1996. Each director attended more than 75% of the aggregate number of board and/or applicable committee meetings in 1996.

COMPENSATION OF EXECUTIVE OFFICERS

          Executive Compensation

          The following table sets forth compensation paid to Dr. Ainsworth, Mr. Shaykin, Dr. Pilia, Mr. Link, and Dr. McChesney.

                           SUMMARY COMPENSATION TABLE

                                              Annual Compensation           Long-Term Compensation
                                --------------------------------------------------------------------------------
                                                                               Awards            Payout
                                                                       -----------------------------------------
                                                                                     Securities
                                                              Other                    Under-
                                                             Annual     Restricted     lying               All Other
Name and Principal                                          Compensa-     Stock       Options     LTIP     Compensa-
Position                       Year   Salary ($)  Bonus($)   tion($)     Awards($)    SARs(#)   Payout($)   tion($)
---------------------------------------------------------------------------------------------------------------------
Sterling K. Ainsworth           1996   $159,000   $20,000       0           0          50,000       0         0
President and C.E.O.            1995   $152,077   $20,000       0        $20,000       40,000       0         0
                                1994    138,111      0          0           0             0         0         0

Leonard P. Shaykin              1996   $159,000   $20,000       0           0          50,000       0         0
Chairman of the                 1995   $152,077   $20,000       0        $20,000      100,000       0         0
Board                           1994    106,192      0          0           0             0         0         0

Patricia A. Pilia               1996   $121,900   $20,000       0           0          25,000       0         0
Vice President                  1995   $116,592   $15,000       0        $15,000       20,000       0         0
Secretary and Treasurer         1994     96,077      0          0           0             0         0         0

Gordon H. Link, Jr.             1996   $109,156   $13,370       0           0          20,000       0         0
Chief Financial                 1995   $101,385   $10,000       0        $10,000       10,000       0         0
Officer                         1994     92,480      0          0           0          16,667       0         0

James D. McChesney              1996   $101,538   $10,000       0           0          10,000       0         0
Vice-President,                 1995       0         0          0           0          25,000       0         0
Natural Product
Chemistry
 -----------

  The following table sets forth each grant of options to purchase Common Stock made during the year ended December 31, 1996 to Dr. Ainsworth, Mr. Shaykin, Dr. Pilia, Mr. Link, and Dr. McChesney. Grants of options to such executive officers were made under the 1994 Plan:



                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                          Potential
                                                                                                          Realizable
                                                                                                       Value at Assumed
                                                                                                        Annual Rates of
                                 Number of        % of Total                                              Stock Price
                                Securities         Options                                              Appreciation for
                                underlying        Granted to     Exercise or Base                      Option Terms ($)(4)
                             Options Granted     Employees in     Price Per Share      Expiration     ----------------------
           Name                   (#)(1)        Fiscal Year(2)        ($/sh)            Date(3)          5%            10%
---------------------------  ---------------    --------------  -------------------   ------------    --------      --------

Sterling K. Ainsworth                50,000             13.52%      $      7.125        11/14/06      $224,044      $567,771

Leonard P. Shaykin                   50,000             13.52%      $      7.125        11/14/06      $224,044      $567,771

Patricia A. Pilia                    25,000(5)           6.76%      $8.75/$7.125(5)           (5)     $127,351      $322,733

Gordon H. Link, Jr.                  20,000(6)           5.41%      $8.75/$7.125(6)           (6)     $104,946      $265,956

James D. McChesney                   10,000              2.70%      $      7.125        11/14/06      $ 44,809      $113,554
 ------------

 (1) Options granted under the 1994 Plan become exercisable at the rate of 25% of the shares subject to the option one year after the date of grant and 25% of the shares subject to the option each year thereafter.
 (2) Based on the aggregate of 369,700 options granted under the 1994 Plan in 1996 to employees of the Company, including the named executive officers.
 (3) These options have a 10-year term, subject to earlier termination upon death, disability or termination of employment.
 (4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.
 (5) Includes options received by Dr. Pilia under two grants. The first was a grant of options to purchase 15,000 shares of Common Stock at an exercise price of $8.75; these options expire on 7/31/06. The second was a grant of options to purchase 10,000 shares of Common Stock at an exercise price of $7.125; these options expire on 11/14/06.
 (6) Includes options received by Mr. Link under two grants. The first was a grant of options to purchase 15,000 shares of Common Stock at an exercise price of $8.75; these options expire on 7/31/06. The second was a grant of options to purchase 5,000 shares of Common Stock at an exercise price of $7.125; these options expire on 11/14/06.

  The following table sets forth information concerning outstanding options held by Dr. Ainsworth, Mr. Shaykin, Dr. Pilia, Mr. Link, and Dr. McChesney as of the fiscal year ended December 31, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES


                                 Number of Securities Underlying Unexercised                     Value of Unexercised
                                     Options/SARs at Fiscal Year End(#)           in-the-Money Options/SARs at Fiscal Year End($)(1)
           Name                           Exercisable/Unexercisable                           Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Sterling K. Ainsworth                       132,667 / 80,000                                   $1,285,337 / $190,000
President and C.E.O.

Leonard P. Shaykin                           25,000 / 125,000                                  $   12,500 / $212,500
Chairman of the Board

Patricia A. Pilia                            41,800 / 40,000                                   $  386,600 / $ 70,625
Vice President,
Secretary and Treasurer

Gordon H. Link, Jr.                          32,500 / 40,834                                   $  263,000 / $152,048
Chief Financial Officer

James D. McChesney                             6250 / 28,750                                   $    3,125 / $ 44,375
VP, Natural Products
Chemistry


(1) Represents the difference between the option exercise price and the closing price of the Common Stock as quoted on the NASDAQ Small Cap on December 31, 1996 ($10.625), multiplied by the corresponding number of underlying shares.

COMPENSATION OF DIRECTORS

          Pursuant to the 1994 Plan, non-employee directors automatically are granted each year, on the date of the Company's annual meeting of stockholders, non-qualified options to purchase 10,000 shares of Common Stock. In addition, any non-employee director who is first appointed or elected other than at an annual meeting of stockholders automatically receives non-qualified options to purchase 10,000 shares of Common Stock upon such appointment or election. The 1994 Plan also provides for automatic annual grants of non-qualified stock options to purchase 10,000 shares of Common Stock to directors who serve as chair of the Audit, Compensation and Strategic Planning Committees of the Board of Directors. All such options are exercisable at an exercise price equal to the fair market value of the Common Stock on the date of grant and are subject to certain vesting schedules.

          Directors are reimbursed for their costs incurred in attending Board of Directors meetings.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

          The Company entered into an Employment and Executive Stock Agreement with each of Mr. Shaykin and Drs. Ainsworth and Pilia (collectively, the "Senior Executives"), effective as of June 7, 1993, and amended and restated effective as of May 31, 1994 (collectively, the "Executive Agreements"). Each Executive Agreement provides for an initial five-year employment term that expires June 7, 1998 (the "Initial Term"), and is renewable each year thereafter (each, a "Renewal Term") unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any Renewal Term.

          The Executive Agreements provide for annual base salaries for Mr. Shaykin and Drs. Ainsworth, and Pilia of $150,000, $150,000, and $115,000 respectively. Under the Executive Agreements, the Senior Executives may be granted annual bonuses at the discretion of the Board's Compensation Committee. Mr. Shaykin is a part-time employee of the Company, and is not required under his Executive Agreement to spend more than 20 hours in any week or 80 hours per month on the Company's affairs.

          Each Executive Agreement provides for certain benefits if, prior to the end of the Initial Term or any Renewal Term, a Senior Executive's employment is terminated either by the Company other than for Cause (as defined in the Executive Agreements) or by the Senior Executive for Good Reason (as defined in the Executive Agreements). In general, each Senior Executive would be entitled to (i) a continuance of their respective salary and bonus, if any, through the end of the Initial Term (but in no event for longer than three years in the case of Mr. Shaykin) or the then-current Renewal Term, if applicable, and (ii) health and welfare benefits as in effect immediately prior to termination for a maximum of 18 months following termination. The foregoing benefits would be limited by the amount deductible for income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code").

          The Executive Agreements also contain provisions (i) prohibiting disclosure of confidential information, (ii) granting to the Company rights to intellectual property developed by the Senior Executives that relate to the Company's business or developed in the course of employment with the Company (or that otherwise relate in any way to health care or pharmaceuticals, in the case of Drs. Ainsworth and Pilia) and (iii) prohibiting competition with the Company during and for five years after the Senior Executive's employment.

          Under the Executive Agreements, Mr. Shaykin and Drs. Ainsworth, and Pilia acquired 531,864, 578,592, and 150,428 shares of Common Stock, respectively (the "Executive Stock"). The purchase price for such shares was $1.50 per share and is represented by promissory notes in favor of the Company (collectively, the "Executive Notes"). The Executive Notes, which were amended effective as of May 31, 1994, bear interest at the greater of (i) the prime rate minus 1% (9% as of June 1995) and (ii) the applicable federal rate (set annually on June 7). Principal and interest on the Executive Notes are due and payable upon the receipt of proceeds from a Senior Executive's transfer of any shares of Executive Stock, in the full amount of such proceeds. Notwithstanding the foregoing, the outstanding principal amount of, and accrued and unpaid interest under, an Executive Note shall become immediately due and payable upon the earliest to occur of (i) the Sale of the Company (as defined in the Executive Agreements), (ii) the termination of a Senior Executive's employment by the Company for Cause (as defined in the Executive Agreement), by the Senior Executive other than for Good Reason (as defined in the Executive Agreement), or by reason of a Senior Executive's death, disability or incapacity and (iii) the Senior Executive's failure to pay any principal or interest within 15 days of the date due.

          The shares of Common Stock acquired by each Senior Executive were pledged to the Company pursuant to a pledge agreement as security for payment of such Senior Executive's Executive Note. In addition, the Executive Notes provide for recourse against the respective Senior Executives to the extent of 25% of the then outstanding principal amount. The Executive Agreements also contain provisions restricting the transfer of Executive Stock and requiring the Senior Executives to sell their Executive Stock under certain circumstances if the Board approves a Sale of the Company.

          Commencing May 9, 1995, each Senior Executive became able to repay all or part of the outstanding principal and/or interest on his or her Executive Note by remitting to the Company shares of his or her Common Stock, to be valued for such purposes in an amount equal to the average of the last reported sales price of the Common Stock for the five trading days prior to remittance multiplied by the number of shares remitted. During 1997, Mr. Shaykin remitted shares of Common Stock to the Company in exchange for extinguishment of the debt represented by his Executive Note. See "--Certain Relationships and Related Transactions--Indebtedness of Management."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and certain of its officers, and persons holding more than ten percent of the Company's Common Stock are required to file forms reporting their beneficial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company copies of forms so filed. Based solely upon a review of copies of such forms filed with the Company, Dr. Hacken was late in filing one form 5, on which he reported one transaction, and no other directors or officers were late in filing any reports on Forms 3, 4 and 5.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Currently, the Compensation Committee, consists of Mr. Bewkes, Chairman, and Mr. Pfenniger. From March 1996 to March, 1997, Mr. Bryson also served on the Compensation Committee. Mr. Pfenniger served as Chief Operating Officer of IVAX and held various other executive positions with certain IVAX subsidiaries during 1996. See "--Certain Relationships and Related Transactions--IVAX."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

          The report of the Compensation Committee of the Board of Directors (the "Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          Goals. The Committee implements the Company's executive compensation policies. The Company is committed to executive compensation policies that promote and support the Company's goals and that inspire executives to make a significant contribution to the financial performance of the Company. The Company's overall compensation philosophy for executive officers has the following objectives: (1) the attraction and retention of qualified personnel whose participation is important to the short-term and long-term success of the Company; and (2) the creation of a mutual interest between executive officers and stockholders that permits executive officers to share in the risks and rewards of strategic decision-making.

          The Company has established its executive compensation policies using the above objectives as its foundation. The Committee's current practice is to review the compensation of: the five highest paid employees of the Company, all employees earning at least $75,000 per year and any other executive officers of the Company that are named in any required disclosure documents under applicable securities laws. The Committee also administers all annual bonuses and equity based incentive compensation including grants of stock options and restricted stock. The following describes the three primary components of the Company's current executive compensation program.

          Base Salary. For fiscal year 1996, the base salary compensation of the Company's Chief Executive Officer, Dr. Ainsworth, and certain other senior executives, was primarily determined by such officers employment agreements with the Company. The Compensation Committee believes that the current base salaries of the Company's executive officers are justified by such officers' performance and value to the Company, and take into account the market and competitive conditions affecting the demand for the skills and expertise of such executive officers.

          Annual Bonus. For fiscal year 1996, the cash bonuses paid to the Company's executive officers were based primarily on recommendations made to the Committee by the Chairman of the Board and the President of the Company and the Committee's own subjective evaluation of the individual executives' performance and the performance of the Company, taking into account the goals and overall compensation philosophy stated above.

          Equity-based Incentives. The Company considers equity-based incentives to be an integral part of executive compensation. The Committee believes that the grant of restricted stock awards, stock options and other awards pursuant to the 1993 Stock Option Plan and 1994 Long-Term Performance Incentive Plan has been, and will continue to be, an effective method for the creation of a mutual interest between the Company's employees and the Company's stockholders. During 1996, stock options were granted to six executive officers and restricted stock awards were granted to four executive officers. These grants were recommended to the Committee by the Chairman of the Board and the President. Factors considered in the grant of restricted stock awards and stock options generally are the same as those used in determining annual bonuses. The recommendations of such grants to the Committee and the Committee's approval of such recommendations were not based on any specific formulas.

   For fiscal year 1996, the total compensation (including bonuses and equity-based incentives) of the Company's Chief Executive Officer, Dr. Ainsworth, and other senior executives, was assessed in light of such executives' performance and the progress of the Company. Factors taken into account included various achievements by the Company in scaling up its manufacturing activities, securing raw material resources, and other steps taken by the Company to support the manufacture, registration, and marketing of the Company's primary product, paclitaxel.


                                 COMPENSATION COMMITTEE



                                 E. Garrett Bewkes, Jr.
                                 Richard C. Pfenniger, Jr

STOCK PRICE PERFORMANCE GRAPH

          The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          The graph below compares the cumulative return of the Company's Common Stock against the Total Return Index for the NASDAQ Market (U.S.) and a peer group which is comprised of the companies listed on the NASDAQ Pharmaceutical Stock Index. The cumulative return presented is based upon an initial investment of $100 over the period August 1, 1994 (the date of the Company's initial public offering) through December 31, 1996. The stock price performance on the graph is not necessarily an indicator of future price performance. The information presented below was compiled by the Center for Research in Security Prices at the University of Chicago Graduate School of Business. The cumulative return of the Company's Common Stock is based upon its initial public offering price of $5.00 and the last reported sale price of the Common Stock as reported on the NASDAQ National Market System on December 31, 1996, the last trading day of 1996 ($10.625). The indices assume the reinvestment of all dividends.

                     [GRAPH WITH PLOT POINTS APPEARS HERE]




                                 August 1, 1994  December 30, 1994  December 29, 1995  December 31, 1996

NaPro (NPRO)                               $100            $120.00            $187.50            $212.50

NASDAQ Market (U.S.)                       $100            $104.38            $147.63            $181.55

Peer Group
(NASDAQ Pharmaceutical Index)              $100            $102.46            $187.40            $188.01

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          IVAX

          In June 1993, the Company entered into a 20-year strategic alliance (the "IVAX Agreement") with Baker Norton Pharmaceuticals, a subsidiary of IVAX, one of the largest generic pharmaceutical companies in the United States, which provides for certain exclusive and non-exclusive rights for IVAX to develop and market the Company's paclitaxel. The Company continues to supply IVAX with paclitaxel pursuant to the terms of the IVAX Agreement. During 1996, the Company's sales of paclitaxel to IVAX were $882,000, or 25% of the Company's revenues during such period. IVAX, through D&N, currently beneficially owns
13.2 % of the Common Stock.

          Pursuant to the IVAX Agreement, IVAX may, under limited circumstances, obtain manufacturing information from the Company, or, under some circumstances, terminate its relationship with the Company or purchase paclitaxel from third parties if the Company is unable to supply paclitaxel in sufficient quantities to meet IVAX's requirements.

          Richard C. Pfenniger, Jr., a director of the Company served as Chief Operating Officer of IVAX until March 1997.



INDEBTEDNESS OF MANAGEMENT


          On January 27, 1997, Mr. Shaykin remitted to the Company 74,550 shares of Common Stock in exchange for extinguishment of the debt represented by the Executive Note of $989,640.72 owed to the Company by Mr. Shaykin. See "Proposal 1-Executive Compensation-Employment Agreements and Termination of Employment Agreements."

          The transaction described above whereby 74,550 shares of Common Stock were returned to the Company in exchange for extinguishment of debt was conducted pursuant to the terms of the Employment and Executive Stock Agreements, Executive Notes, and Executive Stock Pledge Agreements entered into by the respective Executives and the Company on June 7, 1993, and subsequently amended as of May 31, 1994. The stock value computed according to this formula and used for the purpose of these transactions was $13.275 per share.


          OTHER

          The Company and MediScience Associates, Inc. ("MediScience"), entered into a consulting agreement (the "MediScience Agreement") whereby Dr. Hayes, who is President and Chief Operating Officer of MediScience, will provide the Company with consulting services in a variety of areas, including clinical research planning, strategic positioning and regulatory guidance. The Company makes quarterly payments to MediScience under the MediScience Agreement of $12,500 for such services. Dr. Hayes is obligated to provide consulting services under the MediScience Agreement indefinitely, provided that the MediScience Agreement is terminable by the Company with 90 days prior notice or by MediScience at any time with 90 days prior notice.

          During 1996, Vaughn D. Bryson served as Vice Chairman of Vector Securities, an investment banking firm that was the lead managing underwriter of a public offering of the Company which was consummated in August of 1996. Mr. Bryson is also a principal of Life Science Advisors, a health care consulting firm which will provide consulting services to the Company in the area of pharmaceutical development in 1997.

         PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

          The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997, and has further directed that management submit this selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP have audited the Company's financial statements for 1996. Representatives of Ernst & Young LLP who are expected to be present at the Annual Meeting will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of Ernst & Young LLP, the Board of Directors will reconsider such selection.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THIS PROPOSAL TO RATIFY SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                                 OTHER MATTERS

          The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

          The Board of Directors encourages you to have your shares voted by signing and returning the enclosed proxy. The fact that you will have returned your proxy in advance will not affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy, you have assured your representation at the Annual Meeting. Thank you for your cooperation.

                                       By Order of the Board of Directors,



                                       Patricia A. Pilia
                                       Secretary

Boulder, Colorado
May 21, 1996

                                  COMMON STOCK
                      SERIES A CONVERTIBLE PREFERRED STOCK
                          NAPRO BIOTHERAPEUTICS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 1996

          THE UNDERSIGNED HEREBY APPOINTS LEONARD P. SHAYKIN, STERLING K. AINSWORTH AND PATRICIA A. PILIA, OR ANY OF THEM, WITH FULL POWER OF SUBSTITUTION, AS A PROXY OR PROXIES TO REPRESENT THE UNDERSIGNED AT THE ANNUAL MEETING (THE "ANNUAL MEETING") OF STOCKHOLDERS OF NAPRO BIOTHERAPEUTICS, INC. (THE "COMPANY") TO BE HELD ON JUNE 10, 1996, AT 9:00 A.M. AT THE CONFERENCE CENTER AT THE RAINTREE PLAZA HOTEL, 1850 INDUSTRIAL CIRCLE, LONGMONT, COLORADO, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AND TO VOTE THEREAT ALL THE SHARES OF COMMON STOCK, $.0075 PAR VALUE PER SHARE AND SERIES A CONVERTIBLE PREFERRED STOCK, $.001 PAR VALUE PER SHARE, HELD OF RECORD BY THE UNDERSIGNED AT THE CLOSE OF BUSINESS ON APRIL 18, 1996, WITH ALL THE POWER THAT THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT, AS DESIGNATED ON THE REVERSE SIDE.

          SHARES WILL BE VOTED AS SPECIFIED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AND APPROVAL OF THE PROPOSALS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE PROXIES OR SUBSTITUTES MAY VOTE ACCORDINGLY IN THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.



    X     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE
 -------

1.  ELECTION OF DIRECTORS:
         CLASS I NOMINEES:          LEONARD P. SHAYKIN
         (TO SERVE UNTIL
         2000 ANNUAL MEETING)       ARTHUR H. HAYES, JR.


         FOR               WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED
         [_]                                     [_]

         To withhold authority to vote for any individual nominee, write that nominee's name on the lines provided below:

_____________________________                     ______________________________


2. TO RATIFY THE SELECTION BY THE BOARD OF DIRECTORS OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997;

            FOR  [_]          AGAINST  [_]           ABSTAIN  [_]


PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)_________________________________________ DATE______________________

_______________
NOTE: PLEASE SIGN THIS PROXY AS YOUR NAME APPEARS HEREON, INCLUDING THE TITLE "EXECUTOR," "TRUSTEE," ETC. IF SUCH IS INDICATED. IF JOINT ACCOUNT, EACH JOINT OWNER SHOULD EACH SIGN. IF STOCK IS HELD BY A CORPORATION, THIS PROXY SHOULD BE EXECUTED BY A PROPER OFFICER THEREOF.